              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25
                                                               SEC FILE NUMBER
                         NOTIFICATION OF LATE FILING              33-96638-A

                                 FORM 10-QSB                     CUSIP NUMBER
                                                                  903310 10 5
                   For Period Ended: November 30, 1998


[Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.]


PART I - REGISTRANT INFORMATION


                           U S AMATEUR SPORTS, INC.
                           ------------------------
                           Full Name of Registrant


                               Not Applicable
                          -------------------------
                          Former Name if Applicable


                        8125 Monetary Drive, Suite H4
           --------------------------------------------------------
           Address of Principal Executive Office (Street and Number)


                         Riviera Beach, Florida 33404
                         ----------------------------
                           City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)  The accountant's statement or other exhibit required by Rule 12b-
          25 has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Delay in filing the 10-QSB was caused by a death in the family of the Chief Financial Officer who is responsible for completion of the filing.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                 David J. Panaia                    561/841-7622
               -------------------          ----------------------------
                     (Name)                 (Area Code)(Telephone Number)

(2)  Have all other periodic reports required under Section
     13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940
     during the preceding 12 months (or for such shorter)
     period that the Registrant was required to file such
     reports) been filed?  If answer is no, identify report(s). [X]Yes   [ ]No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last
     fiscal year will be reflected by the earnings statements
     to be included in the subject report or portion thereof?   [ ]Yes   [X]No

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                           U S AMATEUR SPORTS, INC.
                 -------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                     U S AMATEUR SPORTS, INC.



                                    By: /s/ David J. Panaia
                                        David J. Panaia, President


Date: January 13, 1999


[ATTENTION: Intentional misstatements of omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).]